Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 of CNB Financial Corporation of our report dated March 8, 2013 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CNB Financial Corporation for the year ended December 31, 2012, and to the reference to us under the heading “EXPERTS” in the prospectus, which is part of this Pre-Effective Amendment No. 1 to the Registration Statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Cleveland, Ohio

December 31, 2013